Exhibit 99.1

FOR IMMEDIATE RELEASE

Pamela M. Murphy

Vice President, Investor Relations & Corporate Communications

(302) 498-6944

Incyte Reports Progress in Multiple Clinical Programs;

Expands JAK Inhibitor Program;

Announces 2007 Financial Results and Provides 2008 Financial Guidance

Conference Call and Webcast Scheduled for 8:30 a.m. ET Today

WILMINGTON, DE — February 14, 2008 — Incyte Corporation (Nasdaq:INCY) today reported full year and fourth quarter 2007 financial results, and announced its 2008 financial guidance and key objectives and plans for its rapidly expanding clinical pipeline.

Paul A. Friedman, M.D., President and CEO of Incyte, stated, “Over the past year, we’ve worked intensively to advance a number of our internally-discovered compounds through proof-of-concept clinical trials and are now in the enviable position of having multiple programs advance into Phase II development.  The JAK inhibitor program is currently our highest priority.  It has already generated impressive proof-of-concept clinical results in multiple indications and is one that we believe we can commercialize on our own.  We plan to further expand the JAK program in early 2008 by initiating two additional Phase II trials, one in multiple myeloma and a second in hormone refractory prostate cancer patients.

“Our other product candidates for type 2 diabetes, breast cancer and HIV have also demonstrated promising early efficacy and safety results.  The additional clinical data we expect to generate from these programs during 2008 should help us maximize their therapeutic and commercial potential, make sound decisions regarding the formation of partnerships, and create substantial value for our shareholders.”

Recent Accomplishments

•	For INCB18424, our lead JAK inhibitor compound in Phase II development, we announced:

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additional positive clinical results involving an expanded cohort of 21 patients from an ongoing Phase I/II trial in myelofibrosis in which all patients have experienced significant reductions in spleen size and marked improvements in their constitutional symptoms and quality of life

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positive preliminary results obtained from an ongoing 28-day Phase IIa placebo-controlled dose-ranging trial in rheumatoid arthritis (RA) in which three of four patients completing the 28-day study achieved ACR50 criteria, two of whom also met ACR90 criteria, one within two weeks

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additional positive clinical results from a 28-day Phase IIa trial with the topical form of INCB18424 in mild-to-moderate psoriasis patients in which the compound was extremely well tolerated and provided comparable efficacy to the potent topical steroid, Diprolene®

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For INCB13739, our 11beta-HSD1 inhibitor that is being developed for type 2 diabetes, we reported additional positive clinical results from the Phase IIa 28-day hyperinsulinemic clamp study demonstrating improvements in six different measures of glucose control and cardiovascular risk, including fasting plasma glucose, LDL cholesterol, total cholesterol, triglycerides, clamp-measured liver glucose production, and clamp-measured peripheral glucose uptake

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For INCB19602, our recently announced lead HM74a agonist that we intend to develop as a treatment for type 2 diabetes, we completed a single-dose Phase I trial in healthy volunteers in which low and well tolerated doses dramatically reduced free fatty acid levels and did not cause any of the cutaneous flushing that is seen with the currently available HM74a agonist, niacin

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For INCB7839, our sheddase inhibitor that is being developed for metastatic breast cancer, we presented clinical results at the San Antonio Breast Cancer Symposium demonstrating that four of the five HER2+ breast cancer patients in the study who had previously failed trastuzumab (Herceptin®) containing regimens, achieved stable disease for 2-4 months, suggesting that INCB7839 represents a potentially important new class of targeted breast cancer therapy

2008 Key Program Objectives

JAK Inhibitor Program

INCB18424

•	Complete discussions with the FDA regarding a registration strategy for the myelofibrosis indication in the first half and initiate Phase II/III trials in the second half of 2008
•	Present results from the Phase I/II trial in myelofibrosis patients at ASCO in June 2008
•	Complete the 28-day Phase IIa trial in RA and present results from this trial at EULAR in June 2008
•	Initiate a six-month Phase IIb oral RA trial in the second half of 2008
•	Initiate a 28-day Phase IIa oral trial in psoriasis patients in the first half of 2008
•	Complete required safety trials and initiate a three-month Phase IIb trial using the topical form of INCB18424 in mild-to-moderate psoriasis patients in the second half of 2008
•	Initiate a Phase II trial in polycythemia vera and essential thrombocytemia patients in mid-2008

•	Expand the current JAK inhibitor clinical development program:
	-	Initiate a Phase II trial in multiple myeloma patients in the first quarter of 2008
	-	Initiate a Phase II trial in prostate cancer patients in the first quarter of 2008

INCB28050, follow on JAK inhibitor

•	Complete preclinical safety and initiate Phase I trials in mid-2008

11beta-HSD1 Inhibitor Program

INCB13739

•	Initiate the three-month Phase IIb trial in type 2 diabetes in the first half of 2008
•	Present the 28-day Phase IIa trial results at ADA in June 2008

INCB20817, follow on HSD1 inhibitor

•	Initiate Phase I trials in the first half of 2008

HM74a Agonist Program
INCB19602

•	Initiate Phase IIa trial in the first half of 2008

CCR5 Inhibitor Program

INCB9471

•	Initiate two Phase IIb trials in treatment-experienced HIV patients beginning in the first half of 2008

Sheddase Inhibitor Program

INCB7839

•	Complete and report results for two Phase II breast cancer trials in the second half of 2008 and early 2009 - the first trial is in combination with Herceptin® and the second is a monotherapy trial

CCR2 Antagonist Program

INCB8696

•	Complete Phase I trials in healthy volunteers to support development as a treatment for multiple sclerosis

Discovery

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Advance two additional compounds from two new oncology programs through IND-enabling studies and into Phase I development, progress additional follow-on compounds in several of the lead clinical programs, and continue to identify and progress new molecular entities, targeted to clinically relevant targets

2007 Financial Results

Cash Position

As of December 31, 2007, cash, cash equivalents and short-term and long-term marketable securities totaled $257.3 million as compared to $329.8 million as of December 31, 2006.

During 2007, we used a total of $94.0 million in cash, excluding the impact of the following:

-	$3.0 million milestone payment received from our collaborative research and license agreement with Pfizer;
-	$10.0 million received through the purchase of a Convertible Subordinated Note by Pfizer in connection with our collaborative research and license agreement; and
-	$8.5 million received as a result of the sale of Velocity11, a privately-held life sciences technology company in which we held an ownership position.

Revenues

Total revenues for the fourth quarter and full year ended December 31, 2007 were $9.8 million and $34.4 million, respectively, as compared to $7.1 million and $27.6 million for the same periods in 2006. The increase was the result of the $3.0 million milestone payment and revenues recognized in 2007 under our collaborative research and license agreement with Pfizer.

Net Loss

Our net loss for the fourth quarter ended December 31, 2007 was $21.8 million, or $0.26 per share, as compared to $20.5 million, or $0.24 per share, for the same period in 2006.

Included in net loss for the quarter ended December 31, 2007 were the following:

-	$2.7 million of non-cash expense related to the impact of expensing share-based payments, including employee stock options;
-	$8.5 million gain from the sale of Velocity 11, recorded in interest and other income, net; and
-	$2.1 million non-cash charge to amortize the original issue discount on the 3½% Convertible Senior Notes, recorded in interest expense.

Included in net loss for the quarter ended December 31, 2006 were the following:

-	$2.3 million of non-cash expense related to the impact of expensing share-based payments, including employee stock options;
-	$0.8 million gain from the sale of a strategic investment, recorded in interest and other income, net; and
-	$2.1 million non-cash charge to amortize the original issue discount on the 3½% Convertible Senior Notes, recorded in interest expense.

Net loss for the full year 2007 was $86.9 million, or $1.03 per share, as compared to $74.2 million, or $0.89 per share, for the full year 2006.

Included in net loss for the full year 2007 were the following:

-	$10.1 million of non-cash expense related to the impact of expensing share-based payments, including employee stock options;
-	$8.2 million non-cash charge to amortize the original issue discount on the 3½% Convertible Senior Notes, recorded in interest expense; and

-	$8.5 million gain from the sale of Velocity 11, recorded in interest and other income, net.

Included in net loss for the full year 2006 were the following:

-	$8.9 million of non-cash expense related to the impact of expensing share-based payments, including employee stock options;
-	$1.3 million charge recorded in interest and other income, net as a result of a write-down related to the reduced market valuation of a strategic investment that we held in another company;
-	$3.4 million charge recorded in other expenses related to the settlement of all outstanding claims in litigation with Invitrogen Corporation related to our discontinued genomic information business;
-	$6.2 million gain from the sale of a strategic investment, recorded in interest and other income (expense), net; and
-	$2.1 million non-cash charge to amortize the original issue discount on the 3½% Convertible Senior Notes, recorded in interest expense.

Operating Expenses

Research and development expenses for the quarter ended December 31, 2007 were $32.6 million, as compared to $23.6 million for the same period last year. Included in research and development expenses for the quarter ended December 31, 2007 was a non-cash expense of $1.8 million related to the impact of expensing share-based payments, including employee stock options, as compared to $1.5 million for the same period last year.

Research and development expenses for the full year 2007 were $104.9 million, as compared to $87.6 million for the same period last year. Included in research and development expenses for the full year 2007 was a non-cash expense of $6.9 million related to the impact of expensing share-based payments, including employee stock options, as compared to $5.7 million for the same period last year.

The increase in research and development expenses results from the growth and steady advancement of our clinical pipeline. We expect our research and development expenses to vary from quarter to quarter, primarily due to the timing of our clinical development activities.

Selling, general and administrative expenses for the quarter ended December 31, 2007 were $4.4 million, as compared to $3.3 million for the same period last year. Included in selling, general and administrative expenses for the quarter ended December 31, 2007 was a non-cash expense of $0.9 million related to the impact of expensing share-based payments, including employee stock options, as compared to $0.8 million for the same period last year.

Selling, general and administrative expenses for the full year 2007 were $15.2 million, as compared to $14.0 million for the same period last year. Included in selling, general and administrative expenses for the full year 2007 was a non-cash expense of $3.2 million related to the impact of expensing share-based payments, including employee stock options, as compared to $3.2 million for the same period last year.

Interest Income and Interest Expense

Interest income for the three and twelve months ended December 31, 2007 was $3.3 million and $14.0 million, respectively, as compared to $4.4 million and $15.8 million, respectively, for the comparable periods last year.

Interest expense for the three and twelve months ended December 31, 2007 was $6.1 million and $24.0 million, respectively, as compared to $6.1 million and $17.9 million for the comparable periods last year. Included in interest expense for the three and twelve months ended December 31, 2007 were $2.1 million and $8.2 million non-cash charges, respectively, to amortize the original issue discount on the 3½% Convertible Senior Notes.

2008 Financial Guidance

Cash

We expect cash use in 2008 to range from $128 million to $138 million, which includes the use of approximately $5.4 million for net lease-related costs in our closed California facilities. This guidance does not include any funds we could receive from either the Pfizer collaboration or any future partnerships.

The increased use of cash in 2008 versus 2007 reflects our advancing and expanding clinical pipeline.

Revenues

We expect our 2008 revenues to be in the range of $3.0 to $3.5 million. This guidance excludes any funds we could receive from either our collaboration with Pfizer or any future partnerships.

Operating Expenses

Our research and development expenses are expected to be in the range of $138 to $145 million in 2008, including a non-cash expense of $12 to $13 million related to the impact of expensing share-based payments, including employee stock options.

Selling, general and administrative expenses are expected to be in the range of $16 to $17 million in 2008, including a non-cash expense of $4 to $5 million related to the impact of expensing share-based payments, including employee stock options.

The impact of expensing share-based payments, including employee stock options, is dependent upon the level of share-based payments issued, as well as the market price and other judgmental assumptions used in estimating the fair value of such instruments.

Other Income/Expense

Interest income is expected to be in the range of $8 to $10 million in 2008 while interest expense is expected to be approximately $25 million including a non-cash expense of $10 million related primarily to the amortization of the original issue discount on the 3½% Convertible Senior Notes.

Conference Call Information

Incyte will hold its year end and fourth quarter 2007 conference call at 8:30 a.m. Eastern Time today, February 14, 2008. To access the conference call, please dial 877-407-8037 for domestic callers or 201-689-8037 for international callers.  When prompted, provide the passcode, which is 258134.

If you are unable to participate, a replay of the conference call will be available for thirty days. The replay dial-in number for domestic callers is 877-660-6853 and the dial-in number for international callers is 201-612-7415. To access the replay you will need the conference account number 278 and the ID number 258134.

The conference call will also be webcast live on CCBN and can be accessed at www.incyte.com under Investor Relations, Events and Webcasts.

About Incyte

Incyte Corporation is a Wilmington, Delaware-based drug discovery and development company focused on developing proprietary small molecule drugs to treat serious unmet medical needs.  Incyte’s pipeline includes multiple compounds in Phase II development for oncology, inflammation, diabetes and HIV.

For additional information on Incyte, visit Incyte’s web site at www.incyte.com.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements with respect to expanding our JAK program in early 2008 by initiating two additional Phase II trials, generating additional clinical data from the type 2 diabetes, breast cancer and HIV programs to allow us to maximize their therapeutic and commercial potential and make sound decisions regarding the formation of partnerships and create substantial value for our shareholders, completing discussions with the FDA regarding a registration strategy for the myelofibrosis indication for INCB18424 in the first half and initiating Phase II/III trials in the second half of 2008, presenting results from the INCB18424 Phase I/II trial in myelofibrosis patients at ASCO in June 2008, completing the INCB18424 28-day Phase IIa trial in RA and presenting these results at EULAR in June 2008, initiating a six-month Phase IIb oral RA trial of INCB18424 in the second half of 2008,  completing required safety trials and initiating a three-month topical Phase IIb trial of INCB18424 in mild-to-moderate psoriasis patients in the second half of 2008, initiating a 28-day Phase IIa oral trial of INCB18424 in psoriasis patients in the first half of 2008, initiating a INCB18424 Phase II trial in polycythemia vera and essential thrombocytemia patients in mid-2008, expanding the current JAK inhibitor clinical development program by initiating a Phase II trial in multiple myeloma patients in the first quarter of 2008 and a Phase II trial in prostate cancer patients in the first quarter  of 2008, completing preclinical safety and initiating Phase I trials in mid-2008 for our follow on JAK inhibitor INCB28050, initiating the INCB13739 three-month Phase IIb trial in type 2 diabetes in the first half of 2008 and presenting the 28-day Phase IIa trial results at ADA in June 2008, initiating Phase I trials in the first half of 2008 for our follow on HSD1 inhibitor INCB20817, initiating a Phase IIa trial in the first half of 2008 for INCB19602, initiating two Phase IIb trials in treatment-experienced HIV patients with INCB9471 beginning in the first half of 2008, completing and reporting results for two Phase II breast cancer trials of INCB7839 in the second half of 2008 and early 2009, completing Phase I trials of INCB8696 in healthy volunteers to support development as a treatment for multiple sclerosis, advancing two additional compounds from two new oncology programs through IND-enabling studies and into Phase I development, progressing additional follow-on compounds in several of the lead clinical programs, and continuing to identify and progress new molecular entities, targeted to clinically relevant targets, and financial guidance about expected cash use, revenues, research and development expenses, selling, general and administrative expense, and interest income and expense, are all forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the high degree of risk associated with drug development and clinical trials, results of further research and development, the impact of competition and of technological advances and the ability of Incyte to compete against parties with greater financial or other resources, Incyte’s ability to enroll a sufficient number of patients for its clinical trials, and other risks detailed from time to time in Incyte’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007. Incyte disclaims any intent or obligation to update these forward-looking statements.

INCYTE CORPORATION

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenues:
Contract revenues	$8,937	$6,156	$29,852	$24,226
License and royalty revenues	815	900	4,588	3,417

Total revenues	9,752	7,056	34,440	27,643

Costs and expenses:
Research and development	32,638	23,558	104,889	87,596
Selling, general and administrative	4,424	3,276	15,238	14,027
Other expenses	125	(220)	(407)	2,884

Total costs and expenses	37,187	26,614	119,720	104,507

Loss from operations	(27,435)	(19,558)	(85,280)	(76,864)
Interest and other income, net	11,768	5,209	22,431	20,679
Interest expense	(6,134)	(6,083)	(24,032)	(17,911)
Loss on redemption/repurchase of convertible subordinated notes	—	(70)	—	(70)

Net loss	$(21,801)	$(20,502)	$(86,881)	$(74,166)

Basic and diluted net loss per share	$(0.26)	$(0.24)	$(1.03)	$(0.89)

Shares used in computing basic and diluted net loss per share	84,405	83,931	84,185	83,799

INCYTE CORPORATION

Condensed Consolidated Balance Sheet Data

(in thousands)

	December 31, 2007	December 31, 2006

Cash, cash equivalents, and short-term and long-term marketable securities	$257,327	$329,810
Total assets	275,695	353,603
Convertible senior notes	122,180	113,981
Convertible subordinated notes	264,376	257,122
Total stockholders’ deficit	(159,517)	(84,908)